     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 2001
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               WFS FINANCIAL INC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                          6035                          33-0291646
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                                   23 PASTEUR
                         IRVINE, CALIFORNIA 92618-3816
                                 (949) 727-1002
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                                  JOY SCHAEFER
                            CHIEF EXECUTIVE OFFICER
                               WFS FINANCIAL INC
                                   23 PASTEUR
                         IRVINE, CALIFORNIA 92618-3816
                                 (949) 727-1002
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------

                                   COPIES TO:
                              ANDREW E. KATZ, ESQ.
                        MITCHELL, SILBERBERG & KNUPP LLP
                          11377 WEST OLYMPIC BOULEVARD
                       LOS ANGELES, CALIFORNIA 90064-1683
                                 (310) 312-2000
                           -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF SECURITIES             AMOUNT TO BE          OFFERING PRICE          AGGREGATE            AMOUNT OF
       TO BE REGISTERED                REGISTERED              PER SHARE         OFFERING PRICE     REGISTRATION FEE(1)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.....     5,722,024 Shares            $17.50            $100,135,424            $25,034
-----------------------------------------------------------------------------------------------------------------------
Subscription Warrants..........    28,610,120 Warrants            (2)                  (2)                 None
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the estimated offering price.

(2) No separate consideration will be received for the subscription warrants.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY
PROSPECTUS
SUBJECT TO COMPLETION
DATED MARCH 2, 2001

                                           SHARES

                                    WFS LOGO

                                  COMMON STOCK
                 ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS
--------------------------------------------------------------------------------

     We are offering to our existing shareholders the right to purchase shares of common stock in this rights offering. Our common stock trades on the Nasdaq National Market under the symbol "WFSI."

     - You will receive one right for each share of our common stock which you
       own on the record day of March   , 2001. For each    rights which you
       exercise, you will be able to purchase one share of our common stock at a
       price of $     per share. This is your "Basic Subscription Right."

     - If you fully exercise your Basic Subscription Right, you may elect to purchase additional shares of common stock to the extent available on a pro rata basis with other stockholders making that election. This is your "Oversubscription Right."

     - We will not issue fractional rights or fractional shares, and we will not pay cash in place of rights or fractional shares. These rights are transferable and are expected to trade on the Nasdaq National Market under the symbol "WFSIR". If the number of rights which you own on the record date would result, when exercised, in your receipt of fractional shares, the number of shares which you will be able to purchase will be rounded down to the next whole number. You may seek to transfer any rights which you own which are not sufficient to purchase a whole share of common stock.

     - The rights are exercisable beginning on the date of this prospectus and
       continuing until 5:00 p.m., Eastern Standard Time, on April   , 2001,
       which date and time are the "expiration date," unless we extend this offering. If you want to participate in this rights offering, you must submit your subscription documents to us before the expiration date, in the manner described in this prospectus.

     - Subscriptions are irrevocable once we receive them, unless we amend this offering.

     - Stockholders who do not participate in this rights offering will continue to own the same number of shares of our common stock, but will own a smaller percentage of the total number of shares outstanding to the extent that other stockholders participate in this rights offering.

     - Western Financial Bank is the owner of approximately 82% of our common stock. The Bank has informed us that it intends to exercise its Basic Subscription Right and that it expects to also exercise its Oversubscription Right.

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                                                         Per Share            Total
----------------------------------------------------------------------------------------
Offering price:                                           $               $
----------------------------------------------------------------------------------------

THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

--------------------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AUTHORITY OR AGENCY.
--------------------------------------------------------------------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH   , 2001.

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................    1
  WFS Financial Inc.................    1
     Our Company....................    1
     The History of Our Company.....    2
     Market and Competition.........    3
     Our Business Strategy..........    3
     Our Address....................    5
  The Offering......................    6
  Summary Financial Data............    9
Risk Factors........................   10
  Risks Related to the Offering.....   10
  Risks Related to Us...............   11
  Risks Related to Factors Outside
     Our Control....................   14
Use of Proceeds.....................   18
Dividend Policy.....................   18
The Offering........................   18
  The Rights........................   18
  Basic Subscription Right..........   19
  Oversubscription Right............   19
  Subscription Price................   20
  Expiration Time and Date..........   20
  Principal Stockholders............   20
  Subscription Procedures...........   20
  Subscription Payments.............   22

                                      Page
  Notice of Guaranteed Delivery.....   22
  No Revocation.....................   23
  Method of Transferring Rights.....   23
  Procedures for DTC Participants...   24
  Subscription Agent................   24
  Determination of the Subscription
     Price..........................   24
  Foreign Stockholders; Stockholders
     with APO or FPO Addresses......   24
  Regulatory Limitation.............   25
  Withdrawal of this Offering.......   25
  Issuance of the Common Stock......   25
  No Board Recommendation...........   25
  No Effect on Stock Options or
     Bonus Interests................   25
Shares of Common Stock Outstanding
  After the Offering................   25
Certain Federal Income Tax
  Consequences......................   25
Legal Matters.......................   27
Experts.............................   27
Forward-Looking Statements..........   27
Where You Can Find More
  Information.......................   28
Incorporation by Reference..........   28
Material Changes....................   28

                               PROSPECTUS SUMMARY

     This summary highlights certain information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors," before deciding to invest in shares of our common stock.

                               WFS FINANCIAL INC

OUR COMPANY

     We are one of the nation's largest independent automobile finance companies with 28 years of experience in the automobile finance industry. We originate, service and securitize new and used automobile installment contracts, which are generated through our relationships with over 8,500 franchised and independent automobile dealers in 42 states. We originated $4.2 billion of automobile contracts during 2000 and serviced a portfolio of $6.8 billion of automobile contracts at December 31, 2000.

     We provide service to dealers through our nationwide network of business development representatives. Our business development representatives provide dealers with a single contact to whom they can sell most of their automobile contracts. Unlike many of our competitors, we offer programs for both prime and non-prime borrowers. Approximately 70% of our contract originations are with borrowers who have strong credit histories, otherwise known as prime borrowers, and approximately 30% or our contracts are with borrowers who have overcome past credit difficulties, otherwise known as non-prime borrowers. We do not offer programs for borrowers who are currently experiencing or recently have experienced credit difficulties, otherwise known as sub-prime borrowers.

     We underwrite contracts through a credit approval process that is supported and controlled by a centralized, automated front-end system. This system incorporates proprietary credit scoring models and industry credit scoring models and tools, which enhance our credit analysts' ability to tailor each contract's pricing and structure to maximize risk-adjusted returns. Our underwriters earn incentives based on the profitability rather than the volume of the contracts that they purchase.

     We structure our business to minimize operating costs while providing high quality service to our dealers. Those aspects of our business that require a local market presence are performed on a decentralized basis in our 44 offices. All other operations are centralized.

     We fund our purchases of contracts with deposits and other borrowings raised at our parent, Western Financial Bank, the Bank, which are insured by the Federal Deposit Insurance Corporation, or the FDIC. We securitize the contracts we have purchased on a regular basis. Since 1985, we have securitized over $20 billion of automobile contracts in 51 public offerings of asset-backed securities, making us the fourth largest issuer of such securities in the nation. We anticipate that we will continue to securitize contracts in transactions recorded as either secured financings or as whole loan sales. We believe that the relationship we maintain with the Bank provides us a competitive advantage relative to other independent automobile finance companies by providing a significant source of liquidity and by allowing us the ability to enter the automobile asset-backed securities market on an opportunistic basis.

     To improve our long-term profitability, we restructured our lending operations in 1998. As a result, we incurred a net loss of $16.6 million in 1998 due to higher credit losses and a $15.0 million charge related to the restructuring. The higher credit losses were due to purchasing a higher percentage of non-prime contracts during 1996 and 1997, as well as servicing disruptions created by our restructuring. As part of this restructuring, we closed 96 underperforming offices and reduced the number of our employees, who we refer to as associates, by approximately 20%.

     After this restructuring, we have:

     - returned to profitability, realizing record net income of $49.4 million in 1999 and $66.4 million in 2000, a 34% increase;

     - increased operating cash flows from automobile lending operations from $16.5 million in 1998, to $102 million in 1999 and to $140 million in 2000;

     - increased automobile contract originations from $2.7 billion in 1998, to $3.3 billion in 1999 and to $4.2 billion in 2000;

     - increased prime contract originations from 68% in 1998, to 69% in 2000;

     - improved the percentage of applications funded to applications received from 13% for the first quarter of 1998 to 22% for the fourth quarter of 2000;

     - lowered automobile lending operating expenses as a percentage of average serviced contracts from 4.1% in 1998, to 3.6% in 1999 and to 3.1% in 2000; and

     - reduced automobile net chargeoffs as a percentage of average serviced contracts from 3.4% in 1998 to 2.1% in 1999 and to 1.9% in 2000.

THE HISTORY OF OUR COMPANY

     Western Thrift & Loan Association, a California-licensed thrift and loan association was founded in 1972. In 1973, Western Thrift Financial Corporation was formed as the holding company for Western Thrift & Loan Association. Western Thrift Financial Corporation later changed its name to Westcorp. In 1982, Westcorp acquired Evergreen Savings and Loan Association, a California-licensed savings and loan association, which became a wholly owned subsidiary of Westcorp. The activities of Western Thrift & Loan Association and Evergreen Savings and Loan Association were merged together in 1982, and Evergreen Savings and Loan Association's name was changed ultimately to Western Financial Bank.

     Western Thrift & Loan Association was involved in automobile finance activities from its incorporation until its merger with Evergreen Savings and Loan Association. At such time, the automobile finance activities of Western Thrift & Loan Association were continued by the Bank. In 1988, we were incorporated as Westcorp Financial Services, Inc., a wholly owned consumer finance subsidiary of the Bank, to provide non-prime automobile finance services, a market not serviced by the Bank's automobile finance division.

     In 1995, the Bank transferred its automobile finance division to us and we changed our name to WFS Financial Inc. In connection with that acquisition, the Bank transferred to us all assets relating to its automobile finance division, including the contracts held on balance sheet and all interests of the Bank in the excess spread payable from outstanding securitization transactions. The Bank also transferred all of the outstanding stock of WFS Financial Auto Loans, Inc., or WFAL, and WFS Financial Auto Loans 2, Inc., or WFAL2, the securitization entities of the Bank, thereby making these companies our subsidiaries. In 1995, we sold approximately 20% of our shares in a public offering.

     As an operating subsidiary of the Bank, we are subject to examination and comprehensive regulation by the Office of Thrift Supervision, or OTS, and the FDIC.

MARKET AND COMPETITION

     We believe that the automobile finance industry is the second largest consumer finance industry in the United States with over $700 billion of loan and lease originations during 2000. The industry is generally segmented according to the type of car sold (new versus used) and the credit characteristics of the borrower (prime, non-prime or sub-prime). Based upon industry data, we believe that during 2000, prime, non-prime and sub-prime loan originations in the United States were $448 billion, $140 billion and $112 billion, respectively. The U.S. captive automobile finance companies, General Motors Acceptance Corporation, Ford Motor Credit Company and Chrysler Credit Corporation account for up to approximately 30% of the automobile finance market. We believe that the balance of the market is highly fragmented and that no other market participant has greater than a 2% market share. Other market participants include the captive automobile finance companies of other manufacturers, banks, credit unions, independent automobile finance companies and other financial institutions.

     Our dealer servicing and underwriting capabilities enable us to compete effectively in the automobile finance market. Our ability to compete successfully depends largely upon our strong personal relationships with dealers and their willingness to offer to us those contracts that meet our underwriting criteria. Our relationship is fostered by the promptness with which we process and fund contracts as well as the flexibility and scope of the programs we offer. We purchase the full spectrum of prime and non-prime contracts secured by both new and used vehicles.

     The competition for contracts available within the prime and non-prime credit quality contract spectrum is more intense when the rate of automobile sales declines. Although we have experienced consistent growth for many years, we can give no assurance that we will continue to do so. Several of our competitors have greater financial resources than we have and may have a significantly lower cost of funds. Many of these competitors also have longstanding relationships with automobile dealers and may offer dealers or their customers other forms of financing or services not provided by us. The finance company that provides floor planning for the dealer's inventory is also ordinarily one of the dealer's primary sources of financings for automobile sales. We do not currently provide financing on dealers' inventories. We must also compete with dealer interest rate subsidy programs offered by the captive automobile finance companies. However, frequently those programs are limited to certain models or to certain loan terms which may not be attractive to many new automobile purchasers. Also, these programs are rarely offered on used vehicles.

OUR BUSINESS STRATEGY

     Our business objective is to maximize long-term profitability by efficiently purchasing and servicing prime and non-prime credit quality automobile contracts that generate strong and consistent risk-adjusted returns. We believe we will be able to achieve this objective by employing our business strategies:

     - produce measured growth in contract originations;

     - leverage technology to improve our business;

     - effectively price contracts relative to risk; and

     - utilize the liquidity sources of the Bank.

     PRODUCE MEASURED GROWTH IN AUTOMOBILE CONTRACT ORIGINATIONS

     Over the past five years, we have experienced a compounded annual growth rate in contract purchases of 23%.

     We provide a high degree of personalized service to our dealership base by marketing, underwriting and purchasing contracts on a local level. Our focus is to provide each dealer superior service by providing a single source of contact to meet the dealer's prime and non-prime financing needs. We believe that the level of our service surpasses that of our competitors by making our business development representatives available any time a dealer is open, making prompt credit decisions, negotiating credit decisions within available programs by providing structural alternatives and funding promptly.

     Growth of originations will be primarily through increased dealer penetration. We intend to increase contract purchases from our current dealer base as well as develop new dealer relationships. Prior to 1995, we originated contracts in seven, primarily western states. Subsequently, we increased our geographic penetration to 35 additional states. Although our presence is well established throughout the country, we believe that we still have opportunities to build market share, especially in those states which we entered since 1994. In addition, we have improved our dealer education and delivery systems in order to increase the ratio of contracts purchased to the amount of applications received from a dealer, thereby improving the efficiency of our dealer relationships. We are also seeking to increase contract purchases through new dealer programs targeting high volume, multiple location dealers. These programs focus on creating relationships with dealers to achieve higher contract originations and improving efficiencies. We also originate loans directly from consumers on a limited basis. Additionally, we continue to explore other distribution channels including the Internet and are piloting different dealer-centric approaches to determine the most effective Internet strategies.

     LEVERAGE TECHNOLOGY TO IMPROVE OUR BUSINESS

     We are focused on leveraging technology to improve all aspects of our business. Over the past four years, we have implemented technology and streamlined operations to improve credit quality, enhance and manage growth, and improve operating efficiency. We plan to realize additional benefits with ongoing investments in the future.

     Key technological initiatives implemented to date include our:

     - new automated front-end origination system which calculates borrower ratios, maintains lending parameters and approval limits, accepts electronic applications and directs applications to the appropriate credit analyst, all of which have reduced the cost of receiving, underwriting and funding contracts;

     - custom designed proprietary scoring models that rank in order the risk of loss occurring on a particular contract;

     - new behavioral collection system platform utilizing new hardware and software to improve our ability to queue according to the level of risk, monitor collector performance and track delinquent accounts;

     - centralized and upgraded borrower services department, which includes remittance processing, interactive voice response technology and direct debit services;

     - centralized imaging system that provides for the electronic retention and retrieval of account records; and

     - second generation data warehouse that provides analytical tools necessary to evaluate performance of our portfolio by multiple dimensions.

     We are currently developing a third generation credit score card to improve loss severity analytics within our application and an online, Internet-based credit application process to further enhance our growth.

     EFFECTIVELY PRICE AUTOMOBILE CONTRACTS RELATIVE TO RISK

     Quality underwriting and servicing are essential to effectively assess and price for risk and to maximize risk-adjusted returns. We rely on a combination of credit scoring models, system controlled underwriting policies and the judgment of our trained credit analysts to make risk-based credit decisions. We use credit scoring to differentiate applicants and to rank order credit risk in terms of expected default probability. Based upon this statistical assessment of credit risk, the underwriter is able to appropriately tailor contract pricing and structure.

     To achieve the return anticipated at origination, we have developed a disciplined, behavioral, servicing process for the early identification and cure of delinquent contracts and for loss mitigation. In addition, we provide credit and profitability incentives to our associates to make decisions consistent with our underwriting policies by offering bonuses based both on individual and office-wide performance.

     UTILIZE LIQUIDITY SOURCES OF THE BANK

     The Bank provides us, through notes and a line of credit, with over $2.0 billion in financing to fund our operations. This source of liquidity is made available primarily as a result of the Bank's ability to raise a significant amount of deposits through its retail and commercial banking divisions. The Bank can also obtain additional financing through other borrowing sources. These sources of funds provide us the liquidity to fund our contract purchases and allow us to opportunistically enter the automobile asset-based secondary market.

OUR ADDRESS

     Our principal executive office and mailing address is 23 Pasteur, Irvine, California 92618-3816, and our telephone number is (949) 727-1002. Our Web site address is http://www.wfsfinancial.com. The information contained in our Web site does not constitute part of this prospectus.

                                  THE OFFERING

The Offering...............  We are offering to sell           shares of our
                             common stock upon the exercise of subscription rights.

Record Date................  March   , 2001.

Subscription Price.........  $     per share.

Basic Subscription Right...  We are granting each person who was a record holder of our common stock on the Record Date one right for each share of common stock held on that date. To exercise the Basic Subscription Right, you must deliver rights for each share of common stock you subscribe for. There is no minimum amount of shares you must purchase using your Basic Subscription Rights, but you may not purchase fractional shares. You will receive a Subscription Warrant evidencing your subscription rights.

                             When determining the number of shares we will issue, divide the number of subscription rights you own, whether distributed to you by us or otherwise
                             acquired by you, by   and round down to the nearest
                             whole number. For example, if you own
                             subscription rights, you may subscribe for   shares
                             (   subscription rights /   =      , rounded down
                             to   shares, the nearest whole number).

Oversubscription Right.....  If you fully exercise your Basic Subscription
                             Rights by subscribing for the maximum number of whole shares you may purchase based upon the number of Basic Subscription Rights you own, and other shareholders do not fully exercise their Basic Subscription Rights, you may elect to purchase additional shares of common stock. We cannot assure you that any additional shares of common stock will be available for purchase. Any amounts tendered by you not used to purchase additional shares will be promptly refunded to you, without interest.

                             If shares of common stock are available for purchase pursuant to the Oversubscription Rights, but the number of shares is not sufficient to satisfy in full all oversubscriptions received by us, the number of shares available will be allocated on a pro rata basis based upon the number of Basic Subscription Rights exercised by each person seeking to oversubscribe as of the Expiration Date of the offering.

Expiration Date............  The rights will expire on April   , 2001 at 5:00
                             p.m., Eastern Standard Time, unless we decide, in our sole discretion, to extend the Expiration Date.

Termination................  We may cancel the Offering at any time, in which case we will return your subscription payment to you, without interest.

Exercising Your Rights.....  Your rights will be evidenced by a Subscription
                             Warrant which will be distributed to stockholders of record on the Record Date. You may exercise your rights by properly completing and signing the

                             Subscription Warrant and returning it, with full payment for the shares you are subscribing for, to the Subscription Agent by the Expiration Date. You may elect to exercise your Basic Subscription Rights in whole or in part, and if you exercise your Basic Subscription Rights in full, your Oversubscription Rights. See "The Rights Offering--Subscription Payments" for details about delivery and payment. Rights not exercised by the Expiration Date will be null and void after the Expiration Date.

                             You will receive all shares you subscribe for pursuant to your Basic Subscription Rights. If your oversubscription is not completely filled, we will send you a check for all shares we were unable to allocate to you. No interest will be paid on returned subscription funds.

                             YOUR SUBSCRIPTION IS IRREVOCABLE AFTER YOU SUBMIT THE SUBSCRIPTION DOCUMENTS.

Transferability of
Rights.....................  Your subscription rights are transferable and we expect that they will trade on the Nasdaq National Market(R) under the symbol "WFSIR" until the close of business on the last trading day prior to the Expiration Date. You may request that the Subscription Agent attempt to sell your rights for you. The Subscription Agent must receive your Subscription Warrant by 11:00 a.m., Eastern Standard time, on the third trading day before the Expiration Date if you are seeking to sell your rights. We can give you no assurance that the Subscription Agent will be able to sell your rights or as to the price at which they will be sold.

Subscription Procedures....  You may exercise your Basic Subscription Rights and, if you elect to do so as well, your Oversubscription Rights by properly completing and signing the Subscription Warrant which accompanies this prospectus. You must then return the completed and signed Subscription Warrant with full payment for the total number of shares you are subscribing for to Mellon Investor Services LLC, our Subscription Agent. Your payment may be made by bank certified check, cashier's check or wire transfer.

Subscription Agent.........  Mellon Bank, N.A.
                              c/o Mellon Investor Services LLC
                              85 Challenger Road
                              Ridgefield Park, New Jersey 07660
                              Attention: Reorganization Department

Information Agent..........  Mellon Investor Services LLC
                              44 Wall Street
                              New York, New York 10005

Stock Certificates.........  Certificates representing shares of common stock will be delivered to subscribers with respect to the exercise of Basic Subscription Rights within two business days after the Expiration Date. We will deliver certificates representing shares of common stock allocated with respect to the exercise of Oversubscription Rights within ten business days following the Expiration Date.

Federal Income Tax
  Consequences.............  Your receipt or exercise of subscription rights should not be treated as a taxable event for United States federal income tax purposes. The purchase or sale of subscription rights may result in a taxable gain or loss. Please see "Certain Federal Income Tax Consequences."

Questions..................  If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the Information Agent, Mellon Investor Services LLC, at (866) 825-8874.

Risk Factors...............  An investment in shares of our common stock involves a high degree of risk. Please see "Risk Factors."

Use of Proceeds............  The net proceeds of the offering will be used by us for general corporate purposes and in particular to finance our growth in automobile contracts purchased.

                             SUMMARY FINANCIAL DATA

     The following table presents summary audited financial data for the years ended December 31, 2000, 1999, 1998, 1997 and 1996. Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read our Consolidated Financial Statements as incorporated herein by reference.

                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------------------
                                                          2000         1999         1998         1997         1996
                                                       ----------   ----------   ----------   ----------   ----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Net interest income..................................  $  183,778   $   99,229   $   64,978   $   52,657   $   53,533
Servicing income.....................................     170,919      140,780       76,110      137,753      111,969
Gain on sale on contracts............................      13,723       54,977       25,438       39,399       41,518
                                                       ----------   ----------   ----------   ----------   ----------
        Total revenues...............................     368,420      294,986      166,526      229,809      207,020
Provision for credit losses..........................      68,962       36,578       15,146        8,248       10,275
Operating expenses...................................     188,870      173,453      165,042      167,418      130,325
Restructuring charge.................................                                15,000
                                                       ----------   ----------   ----------   ----------   ----------
        Total expenses...............................     257,832      210,031      195,188      175,666      140,600
Income (loss) before income taxes (benefit)..........     110,588       84,955      (28,662)      54,143       66,420
Income taxes (benefit)...............................      44,216       35,580      (12,095)      22,829       27,779
                                                       ----------   ----------   ----------   ----------   ----------
Net income (loss)....................................  $   66,372   $   49,375   $  (16,567)  $   31,314   $   38,641
                                                       ==========   ==========   ==========   ==========   ==========
Net income (loss) per common share -- diluted(1).....  $     2.35   $     1.91   $    (0.64)  $     1.22   $     1.50
                                                       ==========   ==========   ==========   ==========   ==========
OPERATING DATA:
Prime contracts purchases............................  $2,900,960   $2,313,573   $1,808,013   $1,245,027   $1,129,314
Non-prime contract purchases.........................   1,318,267    1,026,573      862,683    1,040,252      992,375
                                                       ----------   ----------   ----------   ----------   ----------
        Total contract purchases.....................  $4,219,227   $3,340,146   $2,670,696   $2,285,279   $2,121,689
                                                       ==========   ==========   ==========   ==========   ==========
Contracts sold and securitized(2)....................  $4,590,000   $2,500,000   $1,885,000   $2,190,000   $2,090,000
Operating cash flows(3)..............................  $  139,909   $  101,702   $   16,521   $   13,567   $   22,746
Operating expense as a percentage of average serviced
  contracts..........................................         3.1%         3.6%         4.1%         5.0%         5.0%
Number of states in which contracts were purchased...          42           43           42           37           31
Number of dealers from which contracts were
  purchased..........................................       8,545        8,722       11,323       11,978        9,372

SERVICING DATA:
Contracts serviced at end of period..................  $6,818,182   $5,354,385   $4,367,099   $3,680,817   $3,046,585
Average contracts serviced during the period.........  $6,076,814   $4,840,363   $4,006,185   $3,383,570   $2,627,622
Contracts delinquent 60 days or greater as a
  percentage of amount of contracts outstanding at
  end of period(4)...................................        0.86%        0.83%        1.07%        0.72%        0.55%
Net chargeoffs as a percentage of the average amount
  of contracts outstanding during the period.........        1.91%        2.13%        3.42%        3.02%        2.30%

                                                                                DECEMBER 31,
                                                       --------------------------------------------------------------
                                                          2000         1999         1998         1997         1996
                                                       ----------   ----------   ----------   ----------   ----------
                                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Contracts receivable, net............................  $2,978,167   $1,459,035   $  884,825   $  229,338   $  231,942
Retained interest in securitized assets..............     111,558      167,277      171,230      181,177      121,597
Total assets.........................................   3,575,137    2,130,927    1,444,340      878,160      675,572
Notes payable on automobile secured financing........   2,249,363      561,104
Notes payable -- parent..............................     146,219      178,908      160,000      175,000      125,000
Secured lines of credit..............................     235,984      551,189      554,836
Total equity.........................................     317,205      212,188      164,341      179,893      147,692

------------------------------
(1)  Restated to reflect a 10% stock dividend in 1996.

(2) Information for 1999 does not include $500 million of contracts securitized in a privately placed conduit facility recorded within secured lines of credit.

(3) Operating cash flows are defined as cash flows from securitizations, net interest margin on owned loans and other fee income less dealer participation and operating costs.

(4) Includes delinquency and loss information relating to contracts that were sold, but which were originated and are serviced by us.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements and the related notes incorporated herein by reference.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expects," "anticipates," "intends," and "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

                         RISKS RELATED TO THE OFFERING

IF YOU DO NOT EXERCISE YOUR FULL BASIC SUBSCRIPTION RIGHTS, YOUR PERCENTAGE OWNERSHIP AND VOTING RIGHTS OF WFS WILL DECREASE.

     If you choose not to exercise your Basic Subscription Rights in full, your relative ownership interest in WFS will be diluted to the extent others exercise their subscription rights. Your voting rights and percentage interest in any of WFS's net earnings may also be diluted if you do not exercise your rights. We are unable to determine the number of shares, if any, that will be sold in the offering.

THE OFFERING PRICE WAS DETERMINED BY OUR BOARD OF DIRECTORS AND BEARS NO RELATIONSHIP TO THE VALUE OF OUR ASSETS, FINANCIAL CONDITION OR OTHER ESTABLISHED CRITERIA FOR VALUE. OUR COMMON STOCK MAY TRADE AT PRICES ABOVE OR BELOW THIS PRICE.

     Our Board of Directors determined the offering price after considering a number of factors including:

     - current market price of our stock;

     - book value of our stock;

     - past operations;

     - cash flows;

     - earnings;

     - our overall financial condition; and

     - our future prospects.

     The Board of Directors did not assign weighting to any one factor in setting the offering price. After the date of this prospectus, our common stock may trade at prices above or below the offering price.

YOU MAY NOT REVOKE YOUR SUBSCRIPTION EXERCISE AND COULD BE COMMITTED TO BUY SHARES ABOVE THE PREVAILING MARKET PRICE.

     The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below
$       , then you will have committed to buy shares of common stock at a price above the prevailing market price. Once you have exercised you subscription rights, you may not revoke your exercise unless we amend the offering. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the offering price.

BECAUSE WE MAY TERMINATE THE OFFERING AT ANY TIME, YOUR PARTICIPATION IN THE OFFERING IS NOT ASSURED.

     Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering. We may terminate the offering at any time. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

                              RISKS RELATED TO US

THE OWNERSHIP OF OUR COMMON STOCK IS CONCENTRATED, WHICH MAY RESULT IN CONFLICTS OF INTEREST AND ACTIONS THAT ARE NOT IN THE BEST INTERESTS OF OTHER STOCKHOLDERS.

     Ernest S. Rady is the founder, the Chairman of the Board of Directors and the Chief Executive Officer of Westcorp, our ultimate parent. Mr. Rady is also the Chairman of the Board of Directors of the Bank and us. Mr. Rady is the beneficial owner of approximately 68% of the outstanding shares of common stock of Westcorp and will be able to exercise significant control over our company. In addition, we have been advised that the Bank intends to exercise the Basic Subscription Rights controlled by it in full and expects to also oversubscribe. The exact number of shares it will be able to purchase pursuant to Oversubscription Rights cannot be determined at this time.

     Accordingly, the common stock ownership of the Bank will enable it to elect all of our directors and effectively control the vote on all matters submitted to a vote of our stockholders, including mergers, sales of all or substantially all of our assets and "going private" transactions. Because of the significant block of common stock controlled by the Bank and Mr. Rady's control of Westcorp, decisions may be made that, while in the best interest of the Bank or Mr. Rady, may not be in the best interest of other stockholders.

THE AVAILABILITY OF OUR FINANCING SOURCES MAY DEPEND ON FACTORS OUTSIDE OF OUR CONTROL.

     We depend upon a significant amount of financing from our parent, the Bank, to operate our business and to fund the purchase of contracts pending securitization. We have three separate borrowing arrangements with the Bank; a senior note, a promissory note and a line of credit. The senior note and the promissory note are longer term, unsecured extensions of credit, while the line of credit permits us to borrow up to $1.8 billion on a short-term basis to permit us to finance the purchase of contracts. The line of credit is secured by the contracts we purchase. The availability of these financing sources depends upon factors outside of our control, including regulatory issues such as the capital requirements of the Bank and availability of funds at the Bank. If the Bank were unable to extend this financing to us, we would need to replace it with outside sources or curtail our contract purchasing activities, which would have a material adverse effect on our financial position, liquidity and results of operations.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT OPERATING CASH FLOWS TO RUN OUR BUSINESS.

     Our business requires substantial operating cash flows. Operating cash requirements include amounts paid to dealers for acquisition of automobile contracts, expenses incurred in connection with the securitization of automobile contracts, capital expenditures for new technologies and ongoing operating costs. Our primary source of operating cash comes from the excess cash flows received from securitization trusts and loans held on the balance sheet. The timing and amount of excess cash flow from loans varies based on a number of factors, including but not limited to:

     - the rates of loan delinquencies, defaults and net losses;

     - how quickly and at what price repossessed vehicles can be resold;

     - ages of the loans in the portfolio; and

     - levels of voluntary prepayments.

Any adverse change in these factors could reduce or eliminate excess cash flows to us. Although we currently have positive operating cash flows, we cannot assure you that we will continue to generate positive cash flows in the future, which could have a material adverse effect on our financial position, liquidity and results of operations.

CHANGES IN OUR SECURITIZATION PROGRAM COULD ADVERSELY AFFECT OUR LIQUIDITY AND EARNINGS.

     Our business depends on our ability to aggregate and sell automobile contracts in the form of publicly offered asset-backed securities. These sales generate cash proceeds that allow us to repay amounts borrowed and to purchase additional contracts. In addition, the sale of contracts to a securitization trust in preparation for securitization may create an accounting gain on sale that could become a material part of our reported earnings. Changes in our asset-backed securities program could materially adversely affect our earnings or ability to purchase and resell automobile contracts on a timely basis. Such changes could include a:

     - change in the securitization structure which could result in gain on sale being recognized;

     - delay in the completion of a planned securitization;

     - negative market perception of us; and

     - failure of the contracts we intend to sell to conform to insurance company and rating agency requirements.

     If we are unable to use a securitization program, we may have to curtail our automobile contract purchasing activities, which would have a material adverse effect on our financial position, liquidity and results of operations and may cause our market price to drop.

WE DEPEND ON OUR CREDIT ENHANCEMENTS TO MAINTAIN FAVORABLE INTEREST RATES AND CASH REQUIREMENTS FOR OUR AUTOMOBILE ASSET-BACKED SECURITIZATION TRANSACTIONS.

     To date, all of our automobile asset-backed securitization transactions have used credit enhancement in the form of financial guaranty insurance policies issued by Financial Security Assurance Inc., or FSA. These insurance policies are currently one of the most effective and least capital intensive forms of credit enhancement. We use this credit enhancement to achieve "AAA/ Aaa" ratings on our securitizations for those securities sold to the public, which reduces the overall costs of a transaction relative to alternative forms of financing available to us. FSA is not required to insure our securitizations and we cannot assure you that it will continue to do so or that our future securitizations will be similarly rated. Likewise, we are not required to use financial guaranty insurance policies issued by FSA or any other form of credit enhancement in connection with our securitizations. A downgrading of FSA's credit rating, FSA's withdrawal of credit enhancement or the lack of availability of reinsurance or other alternative credit enhancements could result in higher interest costs for our future securitizations and/or larger initial spread account deposit requirements if we are unable to obtain similar policies on similar terms. These events could have a material adverse effect on our financial position, liquidity and results of operations.

IF WE LOSE OUR REINVESTMENT CONTRACT RELATIONSHIP OR IF OUR REINVESTMENT CONTRACTS ARE NO LONGER DEEMED ELIGIBLE INVESTMENTS, WE MAY NOT BE ABLE TO OBTAIN COMPARABLE FINANCING.

     We have access to the cash flows of the automobile contracts sold to the securitization trust in each of the outstanding securitization transactions, including the cash held in each spread account, through a series of agreements into which we, the Bank, and WFAL2 and other parties have entered. We are permitted to use that cash as we determine, including in the ordinary business activities of originating contracts.

     In each securitization transaction, the securitization agreements require that all cash flows of the relevant trust and the associated spread accounts be invested in an eligible investment. The Bank and WFAL2 have entered into a reinvestment contract in connection with each securitization transaction, which is deemed to be an eligible investment under the relevant securitization agreements.

     A limited portion of the funds invested in reinvestment contracts may be used by WFAL2 and the balance may be used by the Bank. The Bank makes its portion of the invested funds available to us through a reinvestment contract. Under the reinvestment contract with us and the Bank, we receive access to all of the cash available to the Bank under each trust reinvestment contract. We are obligated to repay to the Bank an amount equal to the cash it used when needed by the Bank to meet its obligations under the individual trust reinvestment contracts. With the portion of the cash available to WFAL2 under the individual trust reinvestment contracts, WFAL2 purchases contracts from us according to the terms of sale and servicing agreements entered into with us. If the reinvestment contracts were no longer deemed an eligible investment, which determination could be made by either of the securitization rating agencies or FSA in their sole discretion, we would no longer have the ability to use this cash in the ordinary course of business and would need to obtain alternative financing, which may only be available on less attractive terms. If we were unable to obtain additional financing, we may have to curtail our contract purchasing activities, which would also have a material adverse effect on our financial position, liquidity and results of operations.

A LOSS OF CONTRACTUAL SERVICING RIGHTS COULD HAVE A MATERIAL EFFECT ON OUR BUSINESS.

     As servicer of all our securitized automobile contracts, we are entitled to receive contractual servicing fees. Contractual servicing fees are earned at rates ranging from 1.0% to 1.25% per annum on the outstanding balance of contracts securitized. FSA, as guarantor, can terminate our right to act as servicer upon the occurrence of events defined in the sale and servicing agreements for securitized contracts, such as our bankruptcy or material breach of warranties or covenants. Any loss of such servicing rights could have a material adverse effect on our financial position, liquidity and results of operations.

WE EXPECT OUR OPERATING RESULTS TO CONTINUE TO FLUCTUATE, WHICH MAY ADVERSELY IMPACT OUR BUSINESS AND OUR STOCKHOLDERS.

     Our results of operations have fluctuated in the past and are expected to fluctuate in the future. Factors that could affect our quarterly earnings include but are not limited to:

     - variations in the volume of loans originated, which historically tends to be lower in the first and fourth quarters of the year;

     - interest rate spreads;

     - the effectiveness of our hedging strategies;

     - credit losses, which historically tend to be higher in the first and fourth quarters of the year;

     - operating costs; and

     - whether an automobile asset-backed securitization transaction is treated as a sale or a financing.

FAILURE TO IMPLEMENT OUR BUSINESS STRATEGY COULD ADVERSELY AFFECT OUR
OPERATIONS.

     Our financial position and results of operations depend on our ability to execute our business strategy, which includes the following key elements:

     - producing measured growth in contract originations;

     - leveraging technology to improve our business;

     - effectively pricing contracts relative to risk; and

     - utilizing liquidity sources of the Bank.

Our failure or inability to execute any element of our business strategy could materially adversely affect our financial position, liquidity and results of operations.

WE HAVE BROAD DISCRETION IN HOW WE USE THE PROCEEDS FROM THIS OFFERING AND MAY USE THEM IN WAYS WITH WHICH YOU DISAGREE.

     We have not allocated specific amounts of the net proceeds to any particular growth plans. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The failure of management to use such funds effectively could have a material adverse effect on our financial position, liquidity and results of operations.

                  RISKS RELATED TO FACTORS OUTSIDE OUR CONTROL

INTEREST RATE FLUCTUATIONS CAN HARM OUR PROFITABILITY.

     Our profitability is largely determined by the difference between the effective rate of interest earned on loans and the interest paid on funding sources, including the interest rate paid on notes issued in automobile asset-backed securitization transactions. Several factors affect our ability to manage interest rate risk. Our interest earning assets may have different maturity and repricing characteristics than our interest bearing liabilities. To protect against changes in interest rates, we utilize various financial instruments to hedge our portfolios. We cannot assure you, however, that our hedging strategy will consistently or completely offset adverse changes in interest rates or that we will not sustain losses on hedging transactions. In addition, in a rising interest rate environment we may not be able to increase rates charged to our borrowers fast enough to compensate for an increase in the interest rates we pay.

ECONOMIC SLOWDOWNS OR RECESSIONS MAY AFFECT OUR BUSINESS.

     Periods of economic slowdown or recession, whether general, regional or industry-related, may increase the default probability on our loan portfolios. These periods may also be accompanied by decreased demand for the products we offer and could reduce business for us. Decreased consumer demand for our loan products may also contribute to a decline in the value of assets securing such products, which weakens collateral coverage and increases the possibility of losses in the event of a default. We cannot assure you that we could remain profitable under any such conditions or that such conditions will not result in such severe reductions in the cash flows available to us to permit us to remain current on our current financings.

ADVERSE CHANGES IN USED CAR PRICES MAY HARM OUR BUSINESS.

     Significant increases in the inventory of used automobiles may depress the prices at which we can sell our inventory of repossessed vehicles or may delay sales. Factors that may affect the level of used car inventory include consumer preferences, leasing programs offered by captive finance companies and seasonality. In addition, average used car prices have fluctuated in the past, and any softening in the future of the used car market could cause our recovery rate on repossessed vehicles to decline below current levels. Lower recovery rates would increase the level of credit losses incurred by us that would, in turn, lower the amount of cash flows received.

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE IN OUR INDUSTRY.

     The auto finance business is highly competitive. We compete with captive auto finance companies owned by major automobile manufacturers, banks, credit unions, savings associations and independent consumer finance companies that conduct business in the geographic regions in which we operate. Many of these competitors have greater financial and marketing resources than we have. Additionally, on occasion the captive finance companies provide financing on terms significantly more favorable to auto purchasers than we can offer. For example, the captive finance companies can offer special low interest loan programs as incentives to purchasers of selected models of automobiles manufactured by their respective parent manufacturers.

     Many of our competitors also have long standing relationships with automobile dealers and may offer dealers or their customers other forms of financing, including dealer floor plan financing and leasing, which we do not provide. Providers of automobile financing have traditionally competed on the basis of interest rates charged, the quality of credit accepted, the flexibility of loan terms offered and the quality of service provided to dealers and customers. In seeking to establish ourself as one of the principal financing sources of the dealers we serve, we compete predominately on the basis of our high level of dealer service and strong dealer relationships and by offering flexible loan terms.

LEGAL AND REGULATORY REQUIREMENTS MAY RESTRICT OUR ABILITY TO DO BUSINESS.

     The Bank and us as an operating subsidiary are subject to inspection and regulation by the OTS, the primary federal banking agency responsible for the supervision and regulation of the Bank. The most significant impact of such regulation and supervision is that absent approval by the OTS, the Bank is precluded from holding consumer loans, including contracts, on the consolidated balance sheet of the Bank in an aggregate principal balance in excess of 30% of the total consolidated assets of the Bank. The limitation is increased to 35% of the Bank's consolidated assets if all of the consumer loans in excess of the 30% limit are obtained by us or the Bank and its other subsidiaries directly from consumers. Our securitization activities, whether treated as secured financings or sales, enable us to remove securitized contracts from the Bank's balance sheet for regulatory purposes. As a result, those securitized contracts are not included in the calculation of the percentage of the Bank's consolidated assets subject to either the 30% or 35% limitation on consumer loans.

     We are also subject to numerous federal and state consumer protection laws and regulations, which, among other things, may affect:

     - the interest rates, fees and other charges we may impose;

     - the terms and conditions of the contracts;

     - the disclosures which must be made to obligors; and

     - the collection, repossession and foreclosure rights with respect to delinquent obligors.

     The extent and nature of such laws and regulations vary from state to state. We believe that we are in compliance in all material respects with all such applicable laws. Prospective changes in such laws or the enactment of new laws may have an adverse effect on our business or the results of our operations.

THE ADOPTION OF REGULATIONS PROPOSED BY THE OTS AND THE RECENT PUBLICATION OF GUIDANCE MAY AFFECT OUR ORIGINATION ACTIVITIES.

     The OTS, with the other federal banking agencies, has proposed new regulations relating to the amount of capital that must be held by the Bank with respect to residual interests arising from the sale or other transfer of financial assets. These regulations, as proposed, will require institutions that have these residual interests to hold capital against the full value of the residual interests and will also require that amounts of these residual interests in excess of certain specified limits be deducted from capital. As a result, the regulation as proposed would require that the Bank hold higher levels of capital as a result of its consolidated ownership of these residual interests. The OTS has also proposed a new regulation that, if adopted, would require us to give the OTS notice of certain transactions between the Bank and Westcorp or non-Bank subsidiaries of Westcorp. If the transaction is one that falls within the limits of this proposed regulation, the OTS reserves the right to either limit or preclude the transaction or to permit it only upon conditions, including that additional capital be held by Westcorp or the Bank.

     The OTS, along with other federal banking regulatory agencies, has adopted guidance pertaining to subprime lending programs. Pursuant to the guidance, lending programs which provide credit to borrowers whose credit histories reflect specified negative characteristics, such as bankruptcies or payment delinquencies, are deemed to be subprime lending programs. Pursuant to the guidance, examiners may require that an institution with a subprime lending program hold additional capital, typically one and one-half to three times the normal capital required for similar loans made to borrowers who are not subprime borrowers, although institutions whose subprime loans are well secured and well managed may not be required to hold additional capital.

     We cannot predict whether the regulations discussed above will be adopted as proposed, whether any grandfather or phase-in features will be included in the regulations as adopted or when the regulations, if adopted in any form, will become effective. We also cannot predict whether the Bank will be required, following its next examination, to hold additional capital with respect to those contracts on its consolidated balance sheet as to which the borrowers are subprime borrowers. To the extent that either the regulations, if adopted, or the guidance, as implemented, require the Bank to raise and continue to maintain higher levels of capital, our ability to originate, service and securitize new and used automobile installment contracts, especially as to which the borrower is a subprime borrower, may be adversely affected. Any changes to regulations that would negatively impact the Bank may require us to curtail our contract purchasing activities or change the relative percentage of types of contracts we originate, either of which could have a material adverse effect on our financial positions, liquidity and results of operations.

ADVERSE OUTCOMES OF LITIGATION AGAINST US COULD HAVE A MATERIAL EFFECT UPON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     We are involved in and will likely continue to be a party to litigation. As a result of the consumer-oriented nature of the industry in which we operate and uncertainties with respect to the application of various laws and regulations in some circumstances, industry participants are named from time to time as defendants in litigation, including class action suits, involving alleged violations of federal and state consumer lending or other similar laws and regulations. A significant judgment against us in connection with any litigation could have a material adverse effect on our financial condition and results of operations. In addition, a decision that a material number of contracts purchased by us involved violations of applicable lending laws by automobile dealers could materially adversely affect our financial condition and results of operations.

WE EXPECT OUR STOCK PRICE TO CONTINUE TO FLUCTUATE.

     The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations and the market prices of the securities of finance-related companies, including automobile finance companies, have been especially volatile. Such fluctuations can result from:

     - quarterly variations in operating results;

     - changes in analysts' estimates;

     - short selling of our common stock;

     - events affecting other companies that investors deem to be comparable to us;

     - fluctuations in interest rates;

     - factors which have the effect of increasing, or which investors believe may have the effect of increasing, our cost of funds; or

     - general economic trends and conditions.

     Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation.

                                USE OF PROCEEDS

     We expect to receive net proceeds from the sale of           shares of
common stock offered by us pursuant to this rights offering of approximately
$     million, assuming that all shares offered are purchased, after deducting the estimated underwriting discounts and commissions and estimated offering
expenses payable by us based upon the offering price of $     per share. The
purpose of the offering is to provide us with additional capital for general corporate purposes and in particular to fund our growth, including increasing the amount of automobile contracts we can acquire and hold prior to a sale or financing transaction in the asset-backed securities market.

                                DIVIDEND POLICY

     We have never paid cash dividends and do not expect to do so in the near future. We cannot assure you that our dividend policy will not change in the future.

                                  THE OFFERING

THE RIGHTS

     We are offering our stockholders the right to subscribe for and purchase
          shares of common stock at $     per share. Only those stockholders who
own common stock on the Record Date will receive subscription rights directly from us to purchase stock in the rights offering. The subscription rights are transferable and any person who acquires subscription rights before the Expiration Date may exercise these subscription rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, Mellon Investor Services LLC, as of the Record Date.

     We are distributing to each person who was a record holder of our common stock on the Record Date one right for each share of common stock held on that
date. You must deliver      rights for each share of common stock for which you
subscribe. There is no minimum amount of shares you must purchase using your Basic Subscription Rights, but you may not purchase fractional shares. We are distributing a Subscription Warrant evidencing your subscription rights with this prospectus to stockholders of record as of the Record Date. If you execute a Subscription Warrant you agree that your exercise of the rights will be on the terms and subject to the conditions specified in this prospectus.

     When determining the number of shares we will issue to you, divide the number of subscription rights you own, whether distributed to you by us or
otherwise acquired by you, by      and round down to the nearest whole number.
For example, if you own      subscription rights, you may subscribe for   shares
(     subscription rights /      =      , rounded down to   shares, the nearest
whole number). We will not pay cash for or issue fractional rights. You may not divide a Subscription Warrant in such a way as to permit you to receive a greater number of rights than you are otherwise entitled to receive. However, a depository, bank, trust company or securities broker or dealer holding shares of our common stock for more than one beneficial owner on the Record Date, may, upon proper showing to the Subscription Agent, exchange its Subscription Warrant to obtain several Subscription Warrants for the number of rights to which all such beneficial owners in the aggregate would have been entitled had each beneficial owner been a holder of record on the Record Date.

BASIC SUBSCRIPTION RIGHT

     You may subscribe to purchase one share of our common stock for every rights you hold. You may combine rights you have received from us as a stockholder on the Record Date with rights you have acquired from other
stockholders, but you must have at least      rights for each share of our
common stock for which you are subscribing.

OVERSUBSCRIPTION RIGHT

     If you fully exercise your Basic Subscription Right with respect to all the rights you hold, you may subscribe for additional shares of our common stock. This Oversubscription Right will be available to the extent that other rights holders do not exercise their Basic Subscription Right in full. If you wish to exercise your Oversubscription Right, you must specify the maximum number of additional shares you want to purchase, and you must submit the full subscription price for those shares to the Subscription Agent. If you wish to exercise your Oversubscription Right, you must do so at the same time you fully exercise your Basic Subscription Right.

     If we receive subscriptions, including oversubscriptions, for more than the shares offered hereby, then we will allocate the available shares as follows:

     - first, subscribing rights holders who exercise their Basic Subscription Rights, in whole or in part, will receive the shares to which they have subscribed, and

     - second, subscribing rights holders who exercise their Oversubscription Rights, will receive shares in proportion to the number of shares each such holder has purchased pursuant to their Basic Subscription Rights, subject to the elimination of fractional shares. If you are not allocated the full amount of shares that you subscribed for pursuant to your Oversubscription Right, you will receive a refund (without interest) of the subscription price that you delivered for those shares of our common stock that are not allocated to you. The Subscription Agent will mail refunds after the expiration of the offering.

     For purposes of determining whether you have exercised your Basic Subscription Right in full, only Basic Subscription Rights held by you in the same capacity will be considered. For example, if you hold shares of our common stock as an individual and you exercise your Basic Subscription Right in full with respect to those shares, you may exercise your Oversubscription Right with respect to those shares, even if you do not exercise your Basic Subscription Right with respect to shares held jointly with your spouse or shares in a retirement account.

     In order to exercise the Oversubscription Right, banks, brokers and other nominee rights holders who exercise the Oversubscription Right on behalf of beneficial owners must certify to the Subscription Agent and to us with respect to each beneficial owner:

          (1) the number of shares held on the Record Date;

          (2) the number of rights exercised pursuant to the Basic Subscription Right;

          (3) that the holder has exercised its Basic Subscription Right in full; and

          (4) the number of shares subscribed for pursuant to the Oversubscription Right.

SUBSCRIPTION PRICE

     The subscription price is $     per share, payable in cash.

EXPIRATION TIME AND DATE

     This offering will expire at 5:00 p.m., Eastern Standard Time, on April   ,
2001, unless we extend the offering. After the expiration of the offering, all unexercised rights will be null and void. We will notify you of any extension of the expiration by issuing a press release. We will not be obligated to honor any purported exercise of rights which the Subscription Agent received after the expiration of the offering, regardless of when you sent the documents relating to that exercise, unless you used the guaranteed delivery procedures described below.

PRINCIPAL STOCKHOLDERS

     As of February, 2001, the Bank, beneficially owned approximately 82% of the outstanding common stock, and will thus receive rights to subscribe for shares in this offering. The Bank has informed us that it intends to exercise its Basic Subscription Right and that it expects to also exercise its Oversubscription Right, although the Bank has not committed to oversubscribe for all shares not otherwise subscribed for by other stockholders. Depending upon the number of shares purchased by others, upon the completion of this offering
the Bank will beneficially own not less than   percent of our outstanding common
stock.

SUBSCRIPTION PROCEDURES

     In order to exercise rights, you must:

          (1) complete and sign your Subscription Warrant (with any signatures guaranteed if required, as described below); and

          (2) deliver the completed and signed Subscription Warrant, together with payment in full of the subscription price for each share for which you subscribe (See "--Subscription Payments") to the Subscription Agent before the expiration of the offering, unless delivery of the Subscription Warrant is effected pursuant to the guaranteed delivery procedures described below.

     If you do not indicate the number of shares to be subscribed for on your Subscription Warrant or guarantee notice (as applicable), or if you indicate a number of shares that does not agree with the aggregate subscription price payment you delivered, you will be deemed to have subscribed for the maximum number of whole shares that may be subscribed for, under both the Basic Subscription Right and the Oversubscription Right for the aggregate purchase price you delivered.

     If you subscribe for fewer than all of the shares represented by your Subscription Warrant you will generally be able to:

          (1) direct the Subscription Agent to attempt to sell your remaining rights; or

          (2) receive from the Subscription Agent a new Subscription Warrant representing your unused rights. See "--Method of Transferring Rights" below.

     Your signature on each Subscription Warrant you deliver must be guaranteed by a bank, broker, dealer, credit union, national securities exchange, registered securities association, clearing agency or savings association, unless:

          (1) the shares to be issued are to be issued to the registered holder of the rights, as indicated on the Subscription Warrant; or

          (2) the Subscription Warrant is submitted for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States exercising for your account.

     If you hold shares of our common stock for the account of others, you should contact the respective beneficial owners of those shares as soon as possible to receive their investment decision and to obtain instructions and certifications with respect to their rights. If you are so instructed by a beneficial owner, you should complete the appropriate Subscription Warrant and, should the beneficial holder wish to exercise the Oversubscription Right, the related nominee holder certification, a form of which is included in the instructions distributed with the Subscription Warrants. You should submit these to the Subscription Agent with the proper payment.

     If you are a beneficial owner whose shares of our common stock are held for your account by another, you should give your instructions regarding your investment decision as to the rights attached to those shares to that holder.

     You should carefully read the instructions accompanying the Subscription Warrant and follow them closely. You should send your Subscription Warrant, with any payment, to the Subscription Agent. Do not send your Subscription Warrants to us.

     The method of delivery of the Subscription Warrant and the payment of the subscription price to the Subscription Agent is at your election and risk. If you send your Subscription Warrant and payments by mail, they should be sent by registered mail, properly insured. You should also allow sufficient time to ensure delivery to the Subscription Agent and clearance of payment prior to the expiration time.

     We will determine all questions concerning the timeliness, validity, form and eligibility of any exercise of rights, which determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected, or reject the purported exercise of any right because of any defect or irregularity. Neither the Subscription Agent nor we are under any duty to notify you of any such defect or irregularity, and will not be held liable for any failure to notify you of any such defect or irregularity. We also reserve the right to reject any exercise if it is not in accordance with the terms of this offering, not in proper form or if it could be deemed unlawful or materially burdensome. See "--Regulatory Limitation" below.

     You should direct any questions or requests for assistance concerning the method of exercising rights, or requests for additional copies of this prospectus supplement and the accompanying prospectus, the instructions or the notice of guaranteed delivery, to Mellon Investor Services LLC, at 44 Wall Street, 7th Floor, New York, New York 10005 (telephone: (866) 825-8874).

     If you do not exercise your rights prior to 5:00 p.m. Eastern Standard Time on the Expiration Date, they will expire and be null and void.

SUBSCRIPTION PAYMENTS

     You must pay for all shares you subscribe for by:

          (1) check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to Mellon Investor Services LLC as Subscription Agent; or

          (2) by wire transfer of funds to the account which the Subscription Agent maintains for this purpose at the Chase Manhattan Bank, New York, NY, ABA No. 021-000-021, Mellon Investor Services, LLC, MISC Reorg. Control A/C 323-885489 WFS FINANCIAL, Attn: Evelyn O'Connor, telephone number (201) 296-4515.

     The subscription price will be considered received by the Subscription Agent only upon:

          (1) clearance of an uncertified check;

          (2) receipt by the Subscription Agent of a certified or cashier's check or bank draft drawn upon a United States bank or of a postal, telegraphic or express money order; or

          (3) receipt of funds wired to the Subscription Agent's account designated above.

     Funds paid by uncertified personal check may take several business days to clear. Accordingly, if you wish to pay the subscription price by uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure its receipt and clearance by that time. To avoid disappointment caused by a failure of your subscription due to your payment not clearing prior to the Expiration Date, we urge you to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

NOTICE OF GUARANTEED DELIVERY

     If you wish to exercise rights, but you will not be able to get your Subscription Warrant to the Subscription Agent prior to the expiration of the offering, you may nevertheless exercise the rights if:

          (1) before the expiration of the offering, the Subscription Agent receives:

             (a) payment for each share you subscribe for pursuant to your Basic Subscription Right and, if applicable, your Oversubscription Right and

             (b) a guarantee notice from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or from a commercial bank or trust company having an office or correspondent in the United States, guaranteeing the delivery to the Subscription Agent of the Subscription Warrant evidencing the rights to be exercised within three (3) Nasdaq trading days following the date of that notice; and

          (2) within this three (3) Nasdaq trading day period, the Subscription Agent receives the properly completed Subscription Warrant with any signatures guaranteed as required.

     You may deliver the guarantee notice referred to above to the Subscription Agent in the same manner as you would deliver the Subscription Warrant. Eligible institutions may deliver the notice of guaranteed delivery by telegram or facsimile transmission (telecopier no. (201) 296-4293). To confirm facsimile deliveries, please call (201) 496-4860. You should refer to the form titled "Notice of Guaranteed Delivery," which is provided with the "Instructions as to Use of Subscription Warrants" distributed with the Subscription Warrant for the information and representations required in the guarantee notice.

NO REVOCATION

     Once you have exercised your Basic Subscription Right and, if you so elect, your Oversubscription Right, you may not revoke that exercise.

METHOD OF TRANSFERRING RIGHTS

     We anticipate that the rights will trade on the Nasdaq National Market(R) under the symbol "WFSIR" and may be purchased and sold through usual investment channels until the close of business on the last trading day prior to the Expiration Date.

     You may transfer all of the rights evidenced by a single Subscription Warrant by endorsing the Subscription Warrant for transfer in accordance with the accompanying instructions. You may transfer a portion of the rights evidenced by a single Subscription Warrant, but not fractional rights, by delivering to the Subscription Agent a Subscription Warrant properly endorsed for transfer, with instructions to register that portion of the rights indicated in the name of the transferee and to issue to it a new Subscription Warrant evidencing the transferred rights. In that event, a new Subscription Warrant evidencing the balance of the rights will be issued to you or, if you so instruct, to an additional transferee, or will be sold by the Subscription Agent in the manner described below upon your instructions.

     You may also sell any of the rights evidenced by a Subscription Warrant through the Subscription Agent by delivering to it the Subscription Warrant properly executed for sale by the Subscription Agent. If you wish to have the Subscription Agent sell only a portion of the rights evidenced by a single Subscription Warrant, you should instruct the Subscription Agent regarding the action to be taken with respect to the rights that you do not want to be sold. The Subscription Agent must receive your order to sell rights at or prior to 11:00 a.m., Eastern Standard time, on the third trading day before the Expiration Date. Promptly following the Expiration Date, the Subscription Agent will send you a check for the net proceeds from the sale of any rights sold on your behalf. If the Subscription Agent is able to sell any rights, the sale price will be the weighted average sale price of all rights sold by the Subscription Agent, less expenses. The Subscription Agent's obligation to execute orders is subject to its ability to find buyers, and if it cannot fill all sale orders, sale proceeds will be prorated based on the number of rights each holder has asked the Subscription Agent to sell. If any of your rights cannot be sold by the Subscription Agent by 5:00 p.m., Eastern Standard time, on the third trading day before the Expiration Date, they will be returned to you promptly by mail.

     You should take into account that transfers, particularly those requiring the issuance of new Subscription Warrants, can take several business days. Neither we nor the Subscription Agent will have any liability if Subscription Warrants or any other required documents are not received in time for exercise or sale prior to the Expiration Date.

     You will be issued a new Subscription Warrant upon the partial exercise or sale of rights only if the Subscription Agent receives a properly endorsed Subscription Warrant before 5:00 p.m., Eastern Standard time, on the third trading day before the Expiration Date. Unless you make other arrangements with the Subscription Agent, a new Subscription Warrant issued after 5:00 p.m., Eastern Standard time, on the fifth business day before the expiration of the offering will be held for pick-up at the Subscription Agent's hand delivery address. You assume all risk associated with the delivery of newly issued Subscription Warrants.

     You are responsible for all commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the purchase, sale or exercise of rights.

PROCEDURES FOR DTC PARTICIPANTS

     We anticipate that the rights will be eligible for transfer, and the exercise of the Basic Subscription Right and the Oversubscription Right may be effected through the facilities of The Depository Trust Company, or DTC.

SUBSCRIPTION AGENT

     The Subscription Agent is Mellon Bank, N.A. The Subscription Agent's address, to which you must make any required deliveries, is:

          If by mail:                       If by hand:                 If by overnight courier:
  Mellon Investor Services LLC      Mellon Investor Services LLC      Mellon Investor Services LLC
      Post Office Box 3301            120 Broadway, 13th Floor            85 Challenger Road-
   South Hackensack, NJ 07606            New York, NY 10271                 Mail Drop-Reorg
      Attn: Reorganization              Attn: Reorganization           Ridgefield Park, NJ 07660
           Department                        Department             Attn: Reorganization Department

     Facsimiles to the Subscription Agent should be sent to (201) 296-4293. If you send a facsimile to the Subscription Agent, you should confirm that your facsimile has been received by contacting the Subscription Agent. The telephone number to confirm receipt of facsimiles is (201) 496-4860.

     We will pay the fees and expense of the Subscription Agent (except for fees and expenses relating to the sale of rights by the Subscription Agent), and have agreed to indemnify the Subscription Agent against certain liabilities that it may incur in connection with this offering.

DETERMINATION OF THE SUBSCRIPTION PRICE

     Our Board of Directors determined the subscription price on March   , 2001.
The subscription price represents a discount of $     from the closing market
price of a share of the common stock on the date the price was determined. The last reported sales price of the common stock on the Nasdaq National Market on
March   , 2001 was $     per share. In setting the subscription price, the Board
of Directors considered, among other things, the factors set forth above under "Risks Related to the Offering--The offering price was determined by our Board of Directors and bears no relationship to the value of our assets, financial condition, or other established criteria for value." Our common stock may trade at prices above or below this price.

FOREIGN STOCKHOLDERS; STOCKHOLDERS WITH APO OR FPO ADDRESSES

     If you are a holder of record and your address is outside the United States, or if you have an APO or FPO address, a Subscription Warrant will not be mailed to you, but rather will be held by the Subscription Agent for your account. To exercise the rights, you must notify the Subscription Agent prior to 11:00 a.m., Eastern Standard time, on the second trading day before the Expiration Date, at which time, if no contrary instructions have been received, the Subscription Agent will try to sell the rights. If your rights can be sold, the Subscription Agent will send you a check for the proceeds (based on the weighted average price of all rights sold by the Subscription Agent and less expenses) by mail. If the Subscription Agent does not know your address or cannot contact you, it will hold the proceeds from sale of your rights in a non-interest bearing account. Any amount remaining unclaimed on the second anniversary of the date of this prospectus will be turned over to us.

REGULATORY LIMITATION

     We will not be required to issue shares pursuant to this offering to anyone who, in our opinion, would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if such clearance or approval has not been obtained at the expiration of this offering.

WITHDRAWAL OF THIS OFFERING

     We reserve the right to withdraw this offering for any reason and at any time prior to 5:00 p.m. Pacific Standard Time on the Expiration Date, in which event we will cause all funds received to be returned without interest.

ISSUANCE OF THE COMMON STOCK

     The Subscription Agent will issue to you certificates representing shares purchased in this offering as soon as practicable after the Expiration Date. The Subscription Agent will retain all funds delivered to it in payment of the subscription price until such certificates are issued. If you are allocated less than all the shares for which you subscribed, the Subscription Agent will return excess funds to you, without interest, as soon as practicable after the Expiration Date. You will have no rights as a stockholder with respect to shares subscribed for until the certificates are issued.

NO BOARD RECOMMENDATION

     In making any investment decision to exercise or transfer rights, you must consider your own best interests. None of the members of the Board of Directors makes any recommendation as to whether you should exercise or transfer your rights.

NO EFFECT ON STOCK OPTIONS OR BONUS INTERESTS

     No adjustments will be made in connection with the rights offering to any options or bonus interests issued by us under our stock incentive plans or our senior management bonus plan or to the number of shares reserved for issuance under any of our stock incentive plans.

             SHARES OF COMMON STOCK OUTSTANDING AFTER THE OFFERING

     Assuming we issue all of the           shares of common stock being offered
by this prospectus, we will then have approximately           shares of common
stock issued and outstanding. This would represent a   % increase in the number
of outstanding shares of our common stock. If you are an existing stockholder and you do not exercise your subscription rights, the percentage of common stock that you hold will be significantly decreased after the offering.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     This section discusses certain federal income tax consequences of the rights offering to:

     - beneficial owners of common stock upon distribution of the rights,

     - holders of rights upon the exercise of rights, and

     - holders of rights upon the disposition of the rights.

This discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change.

     This discussion is limited to U.S. taxpayers who hold our common stock and will hold the rights and any shares acquired upon the exercise of rights as capital assets. This discussion does not include any tax consequences under state, local and foreign law. You should consult with your own tax advisor concerning your own tax situation or special tax considerations that may apply to you, including without limitation foreign, state and local laws that may apply.

     No Gain on Receipt of Rights. As an owner of common stock, you will not recognize taxable income as a result of our distribution of the rights to you.

     Basis and Holding Period of Rights. Your tax basis in the rights distributed to you by us will be zero, unless (1) you sell or exercise the rights, and (2) either:

     - the fair market value of the rights on the date of distribution is 15% or more of the fair market value on that date of our common stock your already own, in which case you will be required to allocate a portion of your basis in the shares of our common stock you already own to the rights we are distributing to you, based upon the relative fair market value of the rights and common stock on the date of distribution, or

     - you elect under Section 307 of the Internal Revenue Code of 1986, as amended, to allocate a portion of your basis in the shares of our common stock you already own to the rights we are distributing to you, based upon the relative fair market value of the rights and common stock on the date of distribution.

     Your holding period with respect to the rights we are distributing to you will include your holding period for the common stock with respect to which the rights were distributed.

     Exercise of Rights. You will not recognize any gain or loss upon the exercise of rights. Your basis in the shares you acquire through your exercise of the rights will be equal to the sum of the subscription price you pay for such shares and your basis in those rights (if any). The holding period for the shares you acquire through your exercise of the rights will begin on the day following the date of acquisition.

     Sale of Rights. If you sell the rights you will recognize capital gain or loss equal to the difference between the sale proceeds and the basis (if any) in the rights sold. The capital gain or loss you recognize will be long-term or short-term depending on whether your holding period for the rights is more than one year.

     Expiration of Rights. If the rights we are distributing to you as a holder of our common stock expire unexercised, you will not recognize any gain or loss, and no adjustment will be made to the basis of the common stock you own.

     Purchasers of Rights. If you acquire rights by purchase, your tax basis in such rights will be equal to the purchase price paid for those rights, and your holding period for such rights will commence on the day following the date of their purchase. If you purchased rights and they expire unexercised, you will recognize a loss equal to your tax basis in the rights. Any loss recognized on the expiration of the rights acquired by purchase will be a capital loss if the common stock would be a capital asset in your hands.

     Backup Withholding. If you sell rights and receive payments, you may be subject to backup withholding at the rate of 31% on the payments received, unless (1) you are a corporation or are otherwise exempt and demonstrate the basis for the exemption if so required, or
(2) provide a correct taxpayer identification number and certify under penalties of perjury that your taxpayer identification number is correct and that you are not subject to backup withholding. Any amount withheld under these rules will be credited against your federal income tax liability.

                                 LEGAL MATTERS

     Certain legal matters with respect to the authorization and issuance of the common stock offered hereby will be passed upon for us by Mitchell, Silberberg & Knupp LLP, Los Angeles, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2000 and 1999 and each of the three years in the period ending December 31, 2000. These statements are included in a Form 8-K, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere is the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given their authority as experts in accounting and auditing.

                           FORWARD-LOOKING STATEMENTS

     Included in the Prospectus Summary and elsewhere in this prospectus are several "forward-looking statements." Forward-looking statements are those which use words such as "believe," "expect," "anticipate," "intend," "plan," "may," "will," "should," "estimate," "continue," or other comparable expressions. These words indicate future events and trends. Forward-looking statements are our current views with respect to future events and financial performance. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. The most significant risks and uncertainties we face are:

     - the level of chargeoffs, as an increase in the level of chargeoffs will decrease our earnings;

     - the ability to originate new loans in a sufficient amount to reach our needs, as a decrease in the amount of loans we originate will decrease our earnings;

     - a decrease in the difference between the average interest rate we receive on the loans we originate and the rate of interest we must pay to fund our cost of originating those loans, as a decrease will reduce our earnings;

     - the continued availability of sources of funding for our operations, as a reduction in the availability of funding will reduce our ability to originate loans;

     - the level of operating costs, as an increase in those costs will reduce our net earnings;

     - a change in general economic conditions; and

     - while we will perform the acts necessary to cause certain events to occur, final performance is subject to the affirmative acts of independent third parties over whom we have no control.

     There are other risks and uncertainties we face, including the effect of changes in general economic conditions and the effect of new laws, regulations and court decisions and those described under the caption "Risk Factors." You are cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules relating to the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

     The following documents, all of which were previously filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, are hereby incorporated by reference in this prospectus:

     - our Annual Report on Form 10-K for the year ended December 31, 1999;

     - our definitive Proxy Statement for our annual meeting to be held on May 23, 2000;

     - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

     - our Report on Form 8-K for March 1, 2001.

     All other reports and documents filed by us after the date of this prospectus pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the common stock covered by this prospectus are also incorporated by reference in this prospectus and are considered to be part of this prospectus from the date those documents are filed.

     If any statement contained in a document incorporated by reference herein conflicts with or is modified by a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference into this prospectus, the statement made at the latest point in time should control. Any previous statements that have been subsequently altered should therefore not be considered to be a part of this prospectus. We will provide a copy of any or all of the documents referred to above that have been or may be incorporated by reference in this prospectus to any person to whom a copy of this prospectus has been delivered free of charge upon request. Exhibits to such documents will not be provided unless the exhibits are specifically incorporated by reference into the information that the prospectus incorporates. Written requests for copies of any documents incorporated by reference should be directed to Guy Du Bose, Esq., General Counsel, WFS Financial, 23 Pasteur, Irvine, California 92618 (telephone 949-727-1002).

                                MATERIAL CHANGES

     There have been no material changes in our affairs which have occurred since the filing of our 1999 Form 10-K which have not been fully disclosed in a subsequently filed Form 10-Q or Form 8-K.

                                    WFS LOGO

                                            SHARES

                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                 MARCH   , 2001

--------------------------------------------------------------------------------
You may rely on the information contained in this prospectus. WFS Financial Inc has not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fee............................................  $ 25,034
Printing, Engraving and Mailing.............................   100,000
Legal Fees..................................................    75,000
Fees of Registrar and Transfer Agent........................    25,000
Fees of Subscription Agent..................................    25,000
Miscellaneous Fees..........................................    49,966
                                                              --------
  Total.....................................................  $300,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 204 of the California General Corporation Law permits a corporation to eliminate or limit a director's personal liability to the corporation for breach of the director's duties to the corporation or its stockholders with certain exceptions.

     The exceptions include intentional misconduct or knowing misconduct, acts or omissions not done in good faith, transactions from which a director derived an improper personal benefit, reckless acts, acts or omissions showing an unexcused pattern of inattention, transactions between the corporation and a director or between corporations having interrelated directors and improper distributions, loans and guarantees. Section 204 does not apply to officers in their capacities as such, even if they are also directors.

     Section 317 of the California General Corporation Law authorizes a corporation, in its discretion, to indemnify its directors, officers, employees and other agents in terms broad enough to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses) imposed. The Articles of Incorporation and Bylaws of WFS Financial provide for indemnification of agents to the fullest extent permitted by law.

     Section 317 further permits a corporation to purchase and maintain insurance on behalf of its agents. Westcorp currently maintains officers' and directors' liability insurance for its officers and directors and for the officers and directors of its subsidiaries, including WFS Financial, with policy limits of $20 million. The coverage is composed of a primary insurance policy with limits of $10 million and an excess insurance policy with limits of $10 million. The aggregate deductible is $500,000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 3.1      Certificate of Incorporation(1)
 3.2      Bylaws(1)
 4.1      Specimen WFS Financial Inc Common Stock Certificate(5)
 4.2      Form of Subscription Warrant
 5        Opinion of Mitchell, Silberberg & Knapp LLP with respect to
          Legality
10.1      Westcorp Incentive Stock Option Plan(2)
10.2      Westcorp Employee Stock Ownership and Salary Savings Plan(3)
10.3      Westcorp 1991 Stock Option Plan(4)

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
10.4      1985 Executive Deferral Plan(1)
10.5      1988 Executive Deferral Plan II(1)
10.6      1992 Executive Deferral Plan III(1)
10.7      Transfer Agreement between WFS Financial Inc and Western
          Financial Bank, F.S.B., dated May 1, 1995(1)
10.8      Promissory Note of WFS Financial Inc in favor of Western
          Financial Bank, F.S.B., dated May 1, 1995(1)
10.9      Line of Credit Agreement between WFS Financial Inc and
          Western Financial Bank, dated June 15, 1992(12)
10.9.1    Amendment No. 1, dated as of August 1, 1999, to the
          Revolving Line of Credit Agreement between WFS Financial Inc and Western Financial Bank(12)
10.10     Tax Sharing Agreement between WFS Financial Inc and Western
          Financial Bank, F.S.B., dated January 1, 1994(1)
10.11     Master Reinvestment Contract between WFS Financial Inc and
          Western Financial Bank, F.S.B., dated May 1, 1995(1)
10.12     Amendment No. 1, dated as of June 1, 1995, to the Restated
          Master Reinvestment Reimbursement Agreement(11)
10.14     Form of WFS Financial Inc Dealer Agreement(5)
10.15     Form of WFS Financial Inc Loan Application(5)
10.16     Westcorp Employee Stock Ownership and Salary Savings Plan(7)
10.16.1   Amendment No. 1, dated as of December 1998, to Westcorp
          Employee Stock Ownership and Salary Savings Plan(12)
10.16.2   Amendment No. 2, dated as of January 1, 1999, to Westcorp
          Employee Stock Ownership and Salary Savings Plan(12)
10.16.3   Amendment No. 3, dated as of June 1, 1999, to Westcorp
          Employee Stock Ownership and Salary Savings Plan(12)
10.17     Amended and Restated WFS 1996 Incentive Stock Option Plan,
          dated January 1, 1997(6)
10.18     Promissory Note of WFS Financial Inc in favor of Western
          Financial Bank, F.S.B., dated August 1, 1997(11)
10.18.1   Amendment No. 1, dated February 23, 1999, to the Promissory
          Note of WFS Financial Inc in favor of Western Financial
          Bank(11)
10.18.2   Amendment No. 2, dated July 30, 1999, to the Promissory Note of WFS Financial Inc in favor of Western Financial Bank(11)
10.19     Investment Agreement between WFS Financial Inc and Western
          Financial Bank, F.S.B., dated January 1, 1996(11)
10.20     Management Services Agreement between WFS Financial Inc and
          Western Financial Bank, F.S.B., dated January 1, 1997(11)
10.21     Employment Agreement(8)(9)(10)
23.1      Consent of Independent Auditors, Ernst & Young LLP
23.2      Consent of Mitchell, Silberberg & Knupp (included in Exhibit
          5)
24        Power of Attorney (on Page II-5)
99.1      Form of Subscription Agent Agreement between WFS Financial
          Inc and Mellon Investor Services LLC
99.2      Form of Information Agent Agreement between WFS Financial
          Inc and Mellon Investor Services LLC
99.3      Form of Instructions as to use of Subscription Warrants
99.4      Form of Notice of Guaranteed Delivery

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
99.5      Form of Letter to Stockholders of Record
99.6      Form of Letter from Brokers or Other Nominees to Beneficial
          Owners of Common Stock
99.7      Form of Instructions by Beneficial Owners to Brokers or
          Other Nominees
99.8      Form of Press Announcement of Filing Registration Statement
99.9      Form of Letter to Dealers and Other Nominees

-------------------------
 (1) Exhibits previously filed with WFS Financial Inc Registration Statement on Form S-1 (File No. 33-93068), filed August 8, 1995 incorporated herein by reference under Exhibit Number indicated.

 (2) Exhibits previously filed with Westcorp Registration Statement on Form S-1 (File No. 33-4295), filed May 2, 1986 incorporated herein by reference under Exhibit Number indicated.

 (3) Exhibits previously filed with Westcorp Registration Statement on Form S-4 (File No. 33-34286), filed April 11, 1990 incorporated herein by reference under Exhibit Number indicated.

 (4) Exhibits previously filed with Westcorp Registration Statement on Form S-8 (File No. 33-43898), filed December 11, 1991 incorporated herein by reference under Exhibit Number indicated.

 (5) Amendment No. 1, dated as of July 14, 1995 to the WFS Financial Inc Registration Statement on Form S-1 (File No. 33-93068) incorporated herein by reference under Exhibit Number indicated.

 (6) Exhibit previously filed with WFS Registration Statement on Form S-8 (File No. 33-7485), filed July 3, 1996 incorporated by reference under Exhibit Number indicated. Amendment No. 1 dated as of November 13, 1997 filed with the WFS Registration Statement on Form S-8 (File No. 333-40121) incorporated herein by reference under Exhibit Number indicated.

 (7) Exhibits previously filed with Westcorp Registration Statement on Form S-8 (File No. 333-11039), filed August 29, 1996 incorporated herein by reference under Exhibit Number indicated.

 (8) Employment Agreement dated February 27, 1998 between WFS Financial Inc and Joy Schaefer (will be provided to the SEC upon request).

 (9) Employment Agreement dated February 27, 1998 between WFS Financial Inc, Westcorp and Lee A. Whatcott (will be provided to the SEC upon request).

(10) Employment Agreement, dated November, 1998 between WFS Financial Inc and Mark Olson (will be provided to the SEC upon request).

(11) Exhibits previously filed with Annual Report on Form 10-K of WFS Financial Inc for the year ended December 31, 1998 (File No. 33-93068) as filed on or about March 31, 1999.

(12) Exhibits previously filed with WFS Financial Inc Registration Statements on Form S-2 (File No. 333-91277) filed November 19, 1999 and subsequently amended on January 20, 2000 incorporated by reference under Exhibit Number indicated.

ITEM 17. UNDERTAKINGS.

     The undersigned hereby undertakes as follows:

          (i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (ii) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (iii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (iv) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (v) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

          (vi) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

          (vii) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

          (viii) To supplement the prospectus, after expiration of the subscription period, to set forth the results of the subscription offer, the transactions, if any, of the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, if any, and the terms of any subsequent reoffering thereof. If any public offering of the securities is to be made by the underwriters on terms differing from those set forth on the cover of the prospectus, a post-effective amendment will be filed to set forth the terms of that offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 2, 2001.

                                          WFS Financial Inc

                                          By:      /s/ LEE A. WHATCOTT
                                            ------------------------------------
                                                      Lee A. Whatcott
                                            Senior Executive Vice President and
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of WFS Financial Inc, do hereby constitute and appoint each of Joy Schaefer, Lee A. Whatcott and Guy Du Bose or any of them acting alone, our true and lawful attorney-in-fact and agent, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement, or any related registration statements that are to be effective upon filing pursuant to Rule 426(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and any of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or any of them, may deem necessary or advisable to enable WFS Financial Inc to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                   DATE
                 /s/ ERNEST S. RADY                        Chairman of the Board      March 2, 2001
-----------------------------------------------------
                   Ernest S. Rady

                  /s/ JOY SCHAEFER                      Vice Chairman, Director and   March 2, 2001
-----------------------------------------------------     Chief Executive Officer
                    Joy Schaefer

                                                                 Director             March   , 2001
-----------------------------------------------------
                   James R. Dowlan

                /s/ STANLEY E. FOSTER                            Director             March 2, 2001
-----------------------------------------------------
                  Stanley E. Foster

                      SIGNATURE                                    TITLE                   DATE
                 /s/ HOWARD C. REESE                             Director             March 2, 2001
-----------------------------------------------------
                   Howard C. Reese

                 /s/ BERNARD E. FIPP                             Director             March 2, 2001
-----------------------------------------------------
                   Bernard E. Fipp

                 /s/ DUANE A. NELLES                             Director             March 2, 2001
-----------------------------------------------------
                   Duane A. Nelles

                 /s/ LEE A. WHATCOTT                       Senior Executive Vice      March 2, 2001
-----------------------------------------------------      President (Principal
                   Lee A. Whatcott                       Financial and Accounting
                                                       Officer) and Chief Financial
                                                                  Officer

                                 EXHIBIT INDEX

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                        DESCRIPTION OF EXHIBIT                         PAGE
-------                       ----------------------                     ------------
 3.1       Certificate of Incorporation(1).............................
 3.2       Bylaws(1)...................................................
 4.1       Specimen WFS Financial Inc Common Stock Certificate(5)......
 4.2       Form of Subscription Warrant................................
 5         Opinion of Mitchell, Silberberg & Knapp LLP with respect to
           Legality....................................................
10.1       Westcorp Incentive Stock Option Plan(2).....................
10.2       Westcorp Employee Stock Ownership and Salary Savings
           Plan(3).....................................................
10.3       Westcorp 1991 Stock Option Plan(4)..........................
10.4       1985 Executive Deferral Plan(1).............................
10.5       1988 Executive Deferral Plan II(1)..........................
10.6       1992 Executive Deferral Plan III(1).........................
10.7       Transfer Agreement between WFS Financial Inc and Western
           Financial Bank, F.S.B., dated May 1, 1995(1)................
10.8       Promissory Note of WFS Financial Inc in favor of Western
           Financial Bank, F.S.B., dated May 1, 1995(1)................
10.9       Line of Credit Agreement between WFS Financial Inc and
           Western Financial Bank, dated June 15, 1992(12).............
10.9.1     Amendment No. 1, dated as of August 1, 1999, to the
           Revolving Line of Credit Agreement between WFS Financial Inc and Western Financial Bank(12)..............................
10.10      Tax Sharing Agreement between WFS Financial Inc and Western
           Financial Bank, F.S.B., dated January 1, 1994(1)............
10.11      Master Reinvestment Contract between WFS Financial Inc and
           Western Financial Bank, F.S.B., dated May 1, 1995(1)........
10.12      Amendment No. 1, dated as of June 1, 1995, to the Restated
           Master Reinvestment Reimbursement Agreement(11).............
10.14      Form of WFS Financial Inc Dealer Agreement(5)...............
10.15      Form of WFS Financial Inc Loan Application(5)...............
10.16      Westcorp Employee Stock Ownership and Salary Savings
           Plan(7).....................................................
10.16.1    Amendment No. 1, dated as of December 1998, to Westcorp
           Employee Stock Ownership and Salary Savings Plan(12)........
10.16.2    Amendment No. 2, dated as of January 1, 1999, to Westcorp
           Employee Stock Ownership and Salary Savings Plan(12)........
10.16.3    Amendment No. 3, dated as of June 1, 1999, to Westcorp
           Employee Stock Ownership and Salary Savings Plan(12)........
10.17      Amended and Restated WFS 1996 Incentive Stock Option Plan,
           dated January 1, 1997(6)....................................
10.18      Promissory Note of WFS Financial Inc in favor of Western
           Financial Bank, F.S.B., dated August 1, 1997(11)............
10.18.1    Amendment No. 1, dated February 23, 1999, to the Promissory
           Note of WFS Financial Inc in favor of Western Financial
           Bank(11)....................................................
10.18.2    Amendment No. 2, dated July 30, 1999, to the Promissory Note of WFS Financial Inc in favor of Western Financial
           Bank(11)....................................................
10.19      Investment Agreement between WFS Financial Inc and Western
           Financial Bank, F.S.B., dated January 1, 1996(11)...........

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                        DESCRIPTION OF EXHIBIT                         PAGE
-------                       ----------------------                     ------------
10.20      Management Services Agreement between WFS Financial Inc and
           Western Financial Bank, F.S.B., dated January 1, 1997(11)...
10.21      Employment Agreement(8)(9)(10)..............................
23.1       Consent of Independent Auditors, Ernst & Young LLP..........
23.2       Consent of Mitchell, Silberberg & Knupp (included in Exhibit
           5)..........................................................
24         Power of Attorney (on Page II-5)............................
99.1       Form of Subscription Agent Agreement between WFS Financial
           Inc and Mellon Investor Services LLC........................
99.2       Form of Information Agent Agreement between WFS Financial
           Inc and Mellon Investor Services LLC........................
99.3       Form of Instructions as to use of Subscription Warrants.....
99.4       Form of Notice of Guaranteed Delivery.......................
99.5       Form of Letter to Stockholders of Record....................
99.6       Form of Letter from Brokers or Other Nominees to Beneficial
           Owners of Common Stock......................................
99.7       Form of Instructions by Beneficial Owners to Brokers or
           Other Nominees..............................................
99.8       Form of Press Announcement of Filing Registration
           Statement...................................................
99.9       Form of Letter to Dealers and Other Nominees................

-------------------------
 (1) Exhibits previously filed with WFS Financial Inc Registration Statement on Form S-1 (File No. 33-93068), filed August 8, 1995 incorporated herein by reference under Exhibit Number indicated.

 (2) Exhibits previously filed with Westcorp Registration Statement on Form S-1 (File No. 33-4295), filed May 2, 1986 incorporated herein by reference under Exhibit Number indicated.

 (3) Exhibits previously filed with Westcorp Registration Statement on Form S-4 (File No. 33-34286), filed April 11, 1990 incorporated herein by reference under Exhibit Number indicated.

 (4) Exhibits previously filed with Westcorp Registration statement on Form S-8 (File No. 33-43898), filed December 11, 1991 incorporated herein by reference under Exhibit Number indicated.

 (5) Amendment No. 1, dated as of July 14, 1995 to the WFS Financial Inc Registration Statement on Form S-1 (File No. 33-93068) incorporated herein by reference under Exhibit Number indicated.

 (6) Exhibit previously filed with WFS Registration Statement on Form S-8 (File No. 33-7485), filed July 3, 1996 incorporated by reference under Exhibit Number indicated. Amendment No. 1 dated as of November 13, 1997 filed with the WFS Registration Statement on Form S-8 (File No. 333-40121) incorporated herein by reference under Exhibit Number indicated.

 (7) Exhibits previously filed with Westcorp Registration Statement on Form S-8 (File No. 333-11039), filed August 29, 1996 incorporated herein by reference under Exhibit Number indicated.

 (8) Employment Agreement dated February 27, 1998 between WFS Financial Inc and Joy Schaefer (will be provided to the SEC upon request).

 (9) Employment Agreement dated February 27, 1998 between WFS Financial Inc, Westcorp and Lee A. Whatcott (will be provided to the SEC upon request).

(10) Employment Agreement, dated November, 1998 between WFS Financial Inc and Mark Olson (will be provided to the SEC upon request).

(11) Exhibits previously filed with Annual Report on Form 10-K of WFS Financial Inc for the year ended December 31, 1998 (File No. 33-93068) as filed on or about March 31, 1999.

(12) Exhibits previously filed with WFS Financial Inc Registration Statements on Form S-2 (File No. 333-91277) filed November 19, 1999 and subsequently amended on January 20, 2000 incorporated by reference under Exhibit Number indicated.